Exhibit 99.1
FOR IMMEDIATE RELEASE
PARLUX FRAGRANCES, INC. BOARD OF DIRECTORS SETS RECORD DATE
FORT LAUDERDALE — January 8, 2007 — Parlux Fragrances, Inc. (“Parlux”) (NASDAQ:PARL) announced that its Board of Directors today set a record date of the close of business on January 17, 2007 in connection with Glenn Nussdorf’s proposed consent solicitation. Only stockholders of record as of the close of business on that date will be entitled to execute, withhold or revoke consents.
The Board believes that the proposals for which Mr. Nussdorf may seek consents are not in the best interests of Parlux stockholders and urges stockholders not to sign any consent form they may receive from Mr. Nussdorf.
Parlux expects to file materials with the Securities and Exchange Commission (the “SEC”) in opposition to Mr. Nussdorf’s consent solicitation shortly.
About Parlux Fragrances, Inc.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills.
Additional Information
This information is being furnished on behalf of Parlux by its Board of Directors. Parlux will be sending definitive consent revocation solicitation materials to shareholders of record on the record date. The information contained in those materials is important to the interests of shareholders, including information required to be presented about the participants in the consent revocation solicitation. You may obtain a copy of the preliminary consent revocation materials on form PRE14A, when filed with the SEC, and the definitive consent revocation materials, when filed, free of charge at the SEC’s website at www.sec.gov. Parlux will also provide you with a copy of these materials without charge by directing your request to Parlux Fragrances, Inc. Attention: Corporate Secretary.
Parlux and its directors are participants in a solicitation of proxies for Parlux’s consent revocation solicitation. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Parlux with the Securities and Exchange Commission on January 8, 2007.
Certain Information Regarding Forward-Looking Statements
Parlux may periodically release forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts:
Dan Katcher / Steve Frankel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449